WWA Group Completes Sale of its Dubai Auction Subsidiary

November 9, 2010

Tempe, Arizona-- WWA Group, Inc. (OTCBB.WWAG) today announced that it has concluded an agreement to sell its wholly owned subsidiary, World Wide Auctioneers, Ltd., to Seven International Holdings, Ltd., a Hong Kong based investment company, effective October 31, 2010. WWA Group has been involved in negotiations related to the sale of World Wide Auctioneers since announcing an intention to dispose of the subsidiary in October 2009 in response to the economic downturn.

The agreement involves an assumption by Seven International Holdings of all the assets and liabilities of the World Wide Auctioneers, resulting in a net gain to WWA Group. The sale does not affect WWA Group’s equity position and other assets related to Infrastructure Developments Inc., its stake in Asset Forum LLC, and its on-line auction software that was developed in house.

The current management of World Wide Auctioneers will remain in place during a transitional period that will extend into 2011.

“The reduction in debt on the balance sheet of WWA Group is important to us as we strive to move the company forward,” commented CEO Eric Montandon.   “We are pleased with the transaction and believe that the auction business in Dubai will now have the strength under new ownership to expand upon the customer base we developed over 10 years with World Wide Auctioneers.”

WWA Group is a public company; its common shares trade on the OTCBB under the ticker symbol "WWAG." The company maintains its corporate web site at www.wwagroup.com.

Forward-Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including the timely development, and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, and the ability to secure additional sources of financing if required. The actual results WWA Group may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. WWA Group encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. WWA Group's public filings may be viewed at www.sec.gov.

Contact:

Eric Montandon

Tel 1 480 505 0070

Fax 1 480 505 0071

Email: eric@wwagroup.com